Exhibit 99.1

IVORY COAST DELEGATION MEETS WITH CTTA

Montreal, Quebec-- (June 14, 2013) - The Canadian Tactical Training Academy

(CTTA) (Pink Sheets: CTTG)

A delegation from the Ivory Coast spent three days at the head office of the Canadian Tactical Training Academy in Montreal, Canada to discuss two potential projects, now in the planning stages.

The delegation included Joseph Tchriffo, Director of Security and Safety with the Bolloré Group. The discussion with Mr. Tchriffo focused on training for security and security management at the Port of Abidjan, the second largest port in Africa.

After the meetings, Mr. Tchriffo said “I was very impressed to meet the experts who inspired the founding of and helped build the professional security academy (ASP) in the Ivory Coast”.

Heading the delegation was Mr. Clotcho Secongo, President of the ASP (Professional Security Academy of the Ivory Coast) which trains both public and private sector security officers, specializes in Maritime and Port Security. Mr. Secongo has worked with our team since 2000 and accompanied and introduced Mr. Tchriffo to CTTA. Mr. Secongo indicated that he was “happy to be back at my second ‘home’ at the CTTA head office in Canada to promote and explain upcoming new projects”.

Angelo Marino, Vice President of Operations of CTTA, was very pleased with the discussions and said, “It has been 13 years since we first started our work in the Ivory Coast. I am very proud to build on the success we achieved in creating the training academy in Abidjan and I am pleased with the ongoing confidence in our company by our colleagues in the Ivory Coast”.

Mr. Marino last visited the Ivory Coast in September of 2012 at the invitation of the Canadian Embassy and participated in the graduation ceremonies of 50 graduates of the ASP as part of a pilot project related to the training of private security officers and municipal police officers.

About the Bolloré Group

The Bolloré group is represented in Africa by its Bolloré Africa Logistics subsidiary, a leader in the management of the continent’s container terminals. Bolloré Africa Logistics ensures that its customers enjoy the best possible offerings by developing high-quality public-private sector partnerships capable of addressing international standards.

With its port expertise acquired over the years, Bolloré Africa Logistics now has unique experience. The port authorities can be sure that they are supported by a reliable, professional, long-term partnership.

Bolloré Africa Logistics invests 300 million euros each year to develop and enhance the infrastructures under its responsibility, building complete transhipment platforms for its customers: ship owners, importers and exporters. Ports are the gateways to the African economies and provide the dynamic for the development of the continent, while opening access to the landlocked hinterland countries.

Bolloré Africa Logistics has roots in Africa that go back nearly a century and, with its unrivalled integrated logistics network, has accompanied the economic and social development of the continent.

About ASP

The Académie De La Sécurité Professionnelle, Côte d’Ivoire (Professional Security Academy of the Ivory Coast) was founded in 2000 and was developed with the expert assistance of the team which became CTTA. The ASP trains security agents in the public and private sectors and provides security consultancy services. ASP specializes in Maritime and Port Security and provides various courses in this domain, which meet or exceed international standards.

About Canadian Tactical Training Academy

CTTA is an educational institution devoted to the worldwide training of peace and law enforcement officers, as well as other professionals involved in the fields of security, investigation, protection, and the maintaining of order. The Academy also provides tailored security and safety-oriented civilian training at both the individual and corporate levels.

The Academy offers recognized tactical training programs of the highest level, as well as specialized programs in the fields of Intelligence and Investigation, Executive Protection and both Public and Private Security and Safety.

Contacts:

Jocelyn Moisan, Angelo Marino and John Farinaccio

Canadian Tactical Training Academy

7000 Cote de Liesse, Suite 8

Montreal, Quebec, H4T 1E7, Canada

Phone: 514-373-8411

http://www.ctta-global.com